Exhibit 99.1

NEWS
Contact: Daniel Molinaro
281-823-4941

FOR IMMEDIATE RELEASE

NOW Inc. Announces Third Quarter 2015 Financial Results

HOUSTON, TX, November 3, 2015—NOW Inc. (NYSE: DNOW) reported for its third quarter ended September 30, 2015 a net loss of $224 million, or $(2.09) per fully diluted share, compared to second quarter ended June 30, 2015 net loss of $19 million, or $(0.18) per fully diluted share. Excluding other costs, net loss was $18 million or $(0.17) per fully diluted share. Third quarter pre-tax other costs included an estimated $255 million non-cash goodwill impairment associated with the fair value of goodwill and $5 million in acquisition-related and severance charges.

Also included in our third quarter results is a pre-tax $16 million charge, the impact approximating $(0.10) per fully diluted share, for high steel content inventory cost adjustments, related to falling steel prices.

The Company’s revenues for the third quarter of 2015 were $753 million, an increase of less than one percent from the second quarter of 2015. Excluding incremental revenues attributable to acquisitions of approximately $20 million, sequential revenues declined two percent. Free cash flow for the third quarter was $161 million, an increase of $215 million from the year ago period and an increase of $70 million sequentially, driven by improved performance and reductions in receivables and inventory in 2015.

Robert Workman, President and CEO of NOW Inc., commented “During the third quarter, we continued to see contraction in the market with unrelenting land rig count declines in the United States, a tepid emergence from seasonal break-up in Canada and continued stacking and scrapping of deep-water offshore rigs globally. While we navigate this uncertain environment, our focus remains on what we can control. Our year-to-date free cash flow has been robust at $236 million and we anticipate further gains as we work to improve our working capital position.

“We were pleased to complete the acquisition of two businesses in the quarter, Odessa Pumps and Equipment in the United States, and a supplier of valves and actuators in Canada. We will continue integrating the nine acquisitions we have completed since the spin-off. We will maintain our focus on DistributionNOW’s long-term growth strategy positioning our company to withstand the current market downturn and to take advantage of an eventual market recovery.”

United States

Third quarter revenues for the United States were $497 million, flat with the second quarter of 2015, and a decrease of 34 percent from the third quarter of 2014. Excluding incremental revenues attributable to acquisitions of approximately $20 million, sequential revenues declined four percent, outperforming the U.S. rig count decline of five percent in the third quarter of 2015.

Canada

Revenues for the third quarter of 2015 for Canada were $94 million, up six percent compared to second quarter 2015 results and down 46 percent from the third quarter of 2014, outperforming the 50 percent Canadian rig count decline since the third quarter of 2014 and despite a weakened Canadian dollar. Canada’s sequential revenue increase was driven by a modestly improved but still depressed energy market.

International

International operations generated third quarter revenues of $162 million, which were down two percent from the second quarter of 2015 and up nine percent from the third quarter of 2014. Sequential revenues were down primarily from reduced market activity and customer spend.

The Company has scheduled a conference call for November 3, 2015, at 8:00 a.m. Central Time to discuss third quarter results. The call will be broadcast through the Investor Relations link on NOW Inc.’s web site at www.distributionnow.com, on a listen-only basis. A replay of the call will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-446-1671 within North America or 1-847-413-3362 outside of North America five to ten minutes prior to the scheduled start time and asking for the “NOW Inc. Earnings Conference Call” or the “DistributionNOW Earnings Conference Call.”

Additionally, concurrent to this release, the Company has provided a summary of this financial information, which includes annual and sequential comparisons that can be found through the Investor Relations link on its web site under the Events and Presentation tab.

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW operates primarily under the DistributionNOW and Wilson Export brands. Through its network of more than 300 locations and 5,000 employees worldwide, NOW offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

NOW INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$126	$195
Receivables, net	564	851
Inventories, net	771	949
Deferred income taxes	47	22
Prepaid and other current assets	24	30

Total current assets	1,532	2,047
Property, plant and equipment, net	162	124
Deferred income taxes	43	2
Goodwill	296	346
Intangibles, net	148	73
Other assets	5	4

Total assets	$2,186	$2,596

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$292	$490
Accrued liabilities	97	125
Other current liabilities	—	5

Total current liabilities	389	620
Long-term debt	120	—
Deferred income taxes	15	10
Other long-term liabilities	4	—

Total liabilities	528	630
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock - par value $0.01; 20 million shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.01; 330 million shares authorized; 107,204,061 and 107,067,457 shares issued and outstanding, respectively	1	1
Additional paid-in capital	1,969	1,952
Retained earnings (deficit)	(195)	58
Accumulated other comprehensive loss	(117)	(45)

Total stockholders’ equity	1,658	1,966

Total liabilities and stockholders’ equity	$2,186	$2,596

NOW INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
Revenue	$753	$1,070	$750	$2,366	$3,099
Operating expenses:
Cost of products	636	857	626	1,970	2,485
Warehousing, selling and administrative	153	163	151	467	459
Impairment of goodwill	255	—	—	255	—

Operating profit (loss)	(291)	50	(27)	(326)	155
Other income (expense)	—	(1)	(2)	(6)	(1)

Income (loss) before income taxes	(291)	49	(29)	(332)	154
Income tax provision (benefit)	(67)	17	(10)	(79)	54

Net income (loss)	$(224)	$32	$(19)	$(253)	$100

Earnings (loss) per share:
Basic earnings (loss) per common share	$(2.09)	$0.30	$(0.18)	$(2.36)	$0.93

Diluted earnings (loss) per common share	$(2.09)	$0.30	$(0.18)	$(2.36)	$0.93

Weighted-average common shares outstanding, basic	107	107	107	107	107

Weighted-average common shares outstanding, diluted	107	108	107	107	108

NOW INC.

SUPPLEMENTAL INFORMATION

BUSINESS SEGMENTS (UNAUDITED)

(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
Revenue:
United States	$497	$748	$496	$1,594	$2,114
Canada	94	173	89	299	489
International	162	149	165	473	496

Total revenue	753	1,070	750	2,366	3,099

NOW INC.

SUPPLEMENTAL INFORMATION (CONTINUED)

NET INCOME (LOSS) TO EBITDA EXCLUDING OTHER COSTS RECONCILIATION (UNAUDITED)

(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
Net income (loss) (1)	$(224)	$32	$(19)	$(253)	$100
Interest, net	1	—	—	1	—
Income tax provision (benefit)	(67)	17	(10)	(79)	54
Depreciation and amortization	10	4	9	26	14
Other costs (2)	260	—	3	272	—

EBITDA excluding other costs	$(20)	$53	$(17)	$(33)	$168

EBITDA % excluding other costs (3)	-2.7%	5.0%	-2.3%	-1.4%	5.4%

DILUTED EARNINGS PER SHARE (“EPS”) TO DILUTED EPS EXCLUDING OTHER COSTS RECONCILIATION (UNAUDITED)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2015	2014	2015	2015	2014
GAAP diluted earnings (loss) per share (4)	$(2.09)	$0.30	$(0.18)	$(2.36)	$0.93
Other costs (2)	1.92	—	0.02	2.00	—

Diluted earnings (loss) per share excluding other costs	$(0.17)	$0.30	$(0.16)	$(0.36)	$0.93

(1)	We believe that net income (loss) is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to EBITDA excluding other costs. EBITDA excluding other costs measures the Company’s operating performance without regard to certain expenses. EBITDA excluding other costs is not a presentation made in accordance with GAAP and the Company’s computation of EBITDA excluding other costs may vary from others in the industry. EBITDA excluding other costs has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
(2)	Other costs primarily includes the estimated goodwill impairment of $255 million in the three and nine months ended September 30, 2015 and the transaction costs associated with acquisitions including the cost of inventory that was stepped up to fair value during purchase accounting related to acquisitions and severance expenses which are included in operating profit (loss). Other costs, net of tax, in the quarter ended September 30, 2015, June 30, 2015 and March 31, 2015 were approximately $206 million, $2 million and $7 million, respectively.
(3)	EBITDA % excluding other costs is defined as EBITDA excluding other costs divided by Revenue.
(4)	We believe that diluted earnings (loss) per share is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to diluted earnings (loss) per share excluding other costs. Diluted earnings (loss) per share excluding other costs measures the Company’s operating performance without regard to certain expenses. Diluted earnings (loss) per share excluding other costs is not a presentation made in accordance with GAAP and the Company’s computation of diluted earnings (loss) per share excluding other costs may vary from others in the industry. Diluted earnings (loss) per share excluding other costs has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.